Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-216406, No. 333-209610, No. 333-193098, and No. 333-180219 on Form S-8 and Registration Statements No. 333-201827 and No. 333-188728 on Form S-3 and Registration Statement No. 333-215224 on Form S-4 of our report dated November 15, 2017, relating to the effectiveness of MACOM Technology Solutions Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of MACOM Technology Solutions Holdings, Inc. for the year ended September 29, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 23, 2018